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                                                                 Exhibit (23)(a)


                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------


The Board of Directors
EastGroup Properties, Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 of EastGroup Properties, Inc. of our reports dated March 5, 1999, relating to the consolidated balance sheets of EastGroup Properties, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which reports appear in the December 31, 1998 Annual Report on Form 10-K of EastGroup Properties, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.



Jackson, Mississippi                                      KPMG Peat Marwick LLP
September 9, 1999